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                                  EXHIBIT 11.1

                    DIGITAL POWER CORPORATION AND SUBSIDIARY
                      COMPUTATION OF NET INCOME PER SHARE

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
                                                             FOR THE YEARS ENDED               FOR THE NINE MONTHS ENDED
                                                                 DECEMBER 31,                       SEPTEMBER 30,
                                                             -------------------               -------------------------
                                                            1994            1995                  1995           1996
                                                            ----            ----                  ----           ----
                      PRIMARY
Net income............................................    $121,723        $1,103,884             $480,806      $675,607
Less - preferred stock dividends......................      91,366            91,366               68,525        38,069
Net income applicable to common shareholders..........    $ 30,357        $1,012,518             $412,281      $637,538

Weighted average number of common shares..............     963,722           963,722              963,722     1,252,705
Add - common stock equivalent shares
  (determined using the treasury stock method)
  representing shares issuable upon exercise of
  stock options.......................................     262,486           295,136              290,744       321,249
Weighted average number of shares used in
  calculation of primary income per share.............   1,226,208         1,258,858            1,254,466     1,573,954

Primary net income per common share...................    $   0.02        $     0.80             $   0.33      $   0.41

                 FULLY DILUTED
Net income for primary income per share...............    $ 30,557        $1,012,518             $412,281      $637,538
Add - preferred stock dividend........................      91,366            91,366               68,525        38,069
Net income used for fully diluted income per share....    $121,723        $1,103,884             $480,806      $675,607

Weighted average number of shares used in calculation
  of primary income per share.........................   1,226,208         1,258,858            1,254,466     1,573,954
Add - weighted average number of shares issuable upon
  conversion of preferred stock.......................     415,302           415,302              415,302       227,647
Weighted average number of shares used in calculation
  of fully diluted income per share...................    1,641,510        1,674,160            1,669,768     1,801,601

Fully diluted net income per common share.............    $    0.02       $     0.66             $   0.29      $   0.38
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